EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-4318, 333-86155, 333-86159, 333-45288, 333-63036, 333-91996, 333-106698, and 333-117133) of Molecular Devices Corporation of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Molecular Devices Corporation, Molecular Devices Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Molecular Devices Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Palo Alto, California
March 15, 2007